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                                                                    EXHIBIT 10.1

Franklin(R)
Electronic Publishers

One Franklin Plaza
Burlington, NJ 08016-4907
(609) 386-2500

                                          March 25, 1998



Mr. H. Andrew Cross


RE:   Your letter of March 15,1998

Dear Andy:

      All of us at the Company were extremely pleased to learn about your decision to accept the offer that Jim Simons made to you to join Franklin as President and Chief Executive Officer and as a member of our Board of Directors. We are especially enthusiastic about your being able to come on board so quickly.

      This letter is intended to set forth the terms and conditions of your employment with Franklin.

1. Position: You will be Franklin's President and Chief Executive Officer. The position reports directly to the Board of Directors and includes a seat on the Board of Directors. You will begin your employment with Franklin on April 16, 1998.

2. Location: Your place of employment will be at Franklin's headquarters at One Franklin Plaza, Burlington, New Jersey.

3. Annual Base Salary: You will be paid at the rate of $300,000 during Franklin's fiscal year ending in 1999 (Franklin's fiscal years end on March 31) beginning on the first day of your employment; $325,000 during Franklin's 2000 fiscal year; and $350,000 during Franklin's 2001 fiscal year.

4. Annual Bonus: At the end of each fiscal year on the last day of which you are employed by Franklin, you will receive a bonus payment of two percent (2%) of Franklin's Net Income Before Taxes (as defined In the attached
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Franklin(R)
Electronic Publishing


      Exhibit A) in respect of that fiscal year, with the proviso that your bonus in respect of Franklin's 1999 fiscal year will be no less than $100,000.

5. Vacation: You will receive four weeks paid vacation during each fiscal year.

8.    Car Allowance: $1,000 per month.

7. Sign-On Bonus: You will be paid a sign-on bonus of $125,000 payable within four weeks of your first day of employment.

8. Stock Option Bonus: In recognition of the fact that you expect to forfeit a significant cash payment from your current employer by leaving prior to its restructuring, Franklin will grant to you a five year option to purchase 35,000 shares of Franklin's common stock at $3.50 per share. The option will vest and become exercisable in twelve equal installments on a monthly basis during your first year of employment. If within the first year of your employment you are terminated by Franklin "without cause" as defined herein, or if you leave the employ of Franklin for "good reason" as defined herein, or in the event of any "change in control" of Franklin (as defined in the attached Exhibit B), the option will immediately vest as to all shares.

9. Stock Option: Franklin will grant to you a non-qualified stock option to purchase 275,000 shares of Franklin's common stock. The option will vest in four equal installments on each of the first, second, third and fourth anniversaries of your first day of employment. In the event of any "change in control" of Franklin (as defined in the attached Exhibit B), all shares under that option will immediately vest. The grant date will be your first day of employment and the strike price will be the closing price of Franklin's common stock on the New York Stock Exchange on that date. Franklin shall use its best efforts to file, and cause to be effective under the Securities Act of 1933, as amended, a registration statement on Form S-8 (or a comparable form) with respect to the shares (or other rights) of equity issued as provided for or referenced by the foregoing provisions of Section 8 and this Section 9


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Franklin(R)
Electronic Publishers


      or, if applicable, issuable upon exercise of rights so provided for or referenced. Franklin will also cause each grant referenced above to meet the requirements for exemption under Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

10. Benefits: You will be included in Franklin's major medical, life insurance, dental, disability and 401-K plans and will be eligible for other benefits at least at the level provided generally to other senior executives of Franklin.

11. Severance: If your employment is terminated by Franklin "without cause" or if you leave the employ of Franklin for "good reason", you will receive the following severance package:

      a. Salary continuation at your then-current rate of base salary for six months. If, at the end of six months you have not secured alternative employment, you will continue to receive your then-current salary for an additional six months or until you find alternative employment, whichever occurs first.

      b. Medical, vision (if any) and dental benefits, life insurance coverage and disability coverage, all on terms and conditions no less favorable than as in effect immediately before termination or, to the extent more favorable to you, as in effect for senior executives continuing to be employed by Franklin from time to time after your termination for the period during which your salary continuation runs; and

      c. Executive outplacement services.

      "Cause" is defined as a willful act of dishonesty, fraud or gross negligence. Prior to a termination "with cause," you will receive written notice including the grounds for such termination from the Board of Directors and be provided a reasonable opportunity to cure. "Good reason" is defined as employee-initiated separation due to reduction in responsibilities, change in reporting relationship, a reduction in the bonus or other compensation or benefits payable to you hereunder (or a material adverse change in the terms or conditions on which such bonus or other compensation or benefits are payable), Franklin's failure to pay you any amounts otherwise vested and due


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Franklin(R)
Electronic Publishers


      hereunder or under any plan or policy of Franklin (after notice and a reasonable opportunity to cure), Franklin's failure to elect you to the Board of Directors, any material breach by Franklin of the terms of this Letter Agreement that remains uncured after notice to Franklin and after a reasonable opportunity to cure, or relocation of job more than fifty (50) miles driving distance from the current location.

12. Patent Assignment and Non-Disclosure Agreement: We will require that you sign and deliver Franklin's standard form of Patent Assignment and Non-Disclosure Agreement for employees. A copy is attached as Exhibit C.

13. Noncompetition Covenant: By your signature below, you agree to the provisions of the Noncompetition Covenant as set forth in the attached Exhibit D.

14. Legal Fees: Franklin agrees to pay to you up to $5,000 for legal services in connection with your negotiation of this letter agreement.

15. Effective Date: The terms of this letter agreement will be effective on the date of execution by both parties. It is expressly acknowledged that the payments and benefits payable under Sections 7, 8, 11 and 14 in the event your employment is terminated by Franklin "without cause" or by you for "good reason" shall be provided to you, as otherwise specified thereunder, in the event that Franklin decides not to commence your employment hereunder on or about April 18, 1998.

16. Notices: For the purposes of this Letter Agreement, notice and all other communications provided for hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States certified or registered express mail, return receipt requested, postage prepaid, if to you, addressed to the address set forth on the signature page of this Letter Agreement, with a copy to Rogers & Wells LLP, 200 Park Avenue,


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Franklin(R)
Electronic Publishers


      New York, New York 10166-0153, directed to the attention of Andrew L. Oringer, Esq.; if to Franklin, addressed to Vice President General Counsel and directed to the attention of the Board of Directors with a copy to the Secretary of Franklin.

      If the terms set forth in this Letter Agreement are acceptable to you, please sign in the space provided below on the attached copy of this letter, and return that copy to me. Once again, all of us are eager to begin working with you as soon as possible to build a great, new company by taking full advantage of Franklin's many strengths and assets.


                                          Sincerely yours,

                                          /s/ Gregory J. Winsky

                                          Gregory J. Winsky
                                          Senior Vice President

GJW/jos

ACCEPTED BY:


/s/ H. Andrew Cross
----------------------
H. Andrew Cross

Date: March 25, 1998
      ----------------

cc:   Dr. James H. Simons, Chairman


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                                    EXHIBIT A

                             Net Income Before Taxes


      Franklin's "Net Income Before Taxes" with respect to a fiscal year shall mean the consolidated net income of Franklin and its subsidiaries before income, franchise and similar taxes of any jurisdiction, whether federal, state, municipal or foreign, for such fiscal year as included in the financial statements examined and reported upon by Franklin's independent certified public accountants and determined in accordance with generally accepted accounting principles applied on a basis consistent with prior years; provided, however, that (a) all acquisitions of subsidiaries or divisions during such fiscal year shall be accounted for on a so-called "purchase" basis regardless of the accounting method used in Franklin's financial statements, (b) any income (or loss) due to a change in the accounting treatment of an item shall not be taken into account in arriving at "Net Income Before Taxes" if in the sole discretion of the Compensation and Stock Option Committee of the Board of Directors of Franklin it so determines, and (c) sales, use and similar taxes shall not be considered as franchise taxes. For purposes of calculation and consistency, Franklin's Net Income Before Income Taxes was $10,734,000 for the fiscal year ending March 31, 1997.
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                                    EXHIBIT B


      "Change of Control" means (i) the accumulation by a party (other than Bermuda Trust Co. Ltd. as trustee for the Lord Jim Trust), or parties acting as a group, of more than twenty percent (20%) or more of the shares of the common stock of the Company; (ii) a merger or consolidation of the Company in which the Company does not survive as an independent public company; (iii) a sale of all or substantially all of the assets of the Company; (iv) a merger or consolidation of the Company in which the Company survives as an independent public company if the shareholders of the Company immediately prior to such merger or consolidation own less than 50% of either the then-outstanding shares of stock of such surviving company or the combined voting power of the then outstanding securities of such surviving company; (v) if during any period of 24 consecutive months the individuals who, at the beginning of such period, constitute the Board of Directors (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24 month period shall be deemed to have satisfied such 24 month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24 month period) or by prior operation of this clause (v); or (vi) the approval by Franklin's shareholders or Board of Directors of a liquidation or dissolution of the Company.
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                                                                       EXHIBIT C

                              PATENT ASSIGNMENT AND
                            NON-DISCLOSURE AGREEMENT


AGREEMENT between FRANKLIN ELECTRONIC PUBLISHERS, INC., a Pennsylvania corporation, having a place of business at One Franklin Plaza, Burlington, New Jersey 08016-4907 or any of its subsidiaries (referred to as "FRANKLIN") and ____________________________ residing at ________________________ an employee of
Franklin or one of its subsidiaries ("EMPLOYEE").

                                   BACKGROUND

1. EMPLOYEE has been hired by FRANKLIN in a position with access to information relating to the understanding of, testing, or improvement of existing products of FRANKLIN, the development of new products for FRANKLIN, and/or the general business activities of FRANKLIN.

2. The parties desire to reduce to writing the patent assignment and non-disclosure aspects of the employment relationship.

                               TERMS OF AGREEMENT

In and for the consideration of the employment of EMPLOYEE by FRANKLIN, EMPLOYEE agrees as follows:

1. EMPLOYEE shall promptly and fully disclose to FRANKLIN any and all inventions, discoveries, writings, programs, and improvements made by him or her pertaining to or useful in the business of FRANKLIN during his or her period of employment by FRANKLIN, and any improvements to his or her invention, writings, programs, and discoveries, made, conceived or acquired by him or her no later than one year after the termination of employment, whether made or conceived solely or jointly with others, whether during regular business hours or otherwise; said Inventions, discoveries, writings, programs or improvements shall become and remain the property of FRANKLIN whether or not patent applications or copyright, trademark, or maskwork registrations are filed thereon.

2. EMPLOYEE shall from time to time, upon request and at the expense of FRANKLIN, make application through the attorneys for FRANKLIN for any letters patent or copyright or maskwork registrations of the United States, and any and all foreign countries, on said inventions, discoveries, writings, programs or improvements, and assign and transfer all said applications, inventions, discoveries, writings, programs, and improvements to FRANKLIN or its nominee, without further consideration.

3. EMPLOYEE shall from time to time, upon request of FRANKLIN execute all papers and do all other things that may be reasonably required in order to protect the rights of FRANKLIN, and to vest in FRANKLIN or its successors or assigns the entire rights, title and interest in and to any and all inventions, discoveries, writings, program improvements, and applications for letters patent or copyright or maskwork registrations relating to anything pertaining to or useful in the business of FRANKLIN as provided above.
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4.    EMPLOYEE further agrees not to divulge to any third party, either during his or her employment or thereafter, any confidential information conceived by him or her, disclosed by FRANKLIN, or obtained by him or her while in the employment of FRANKLIN relating in any way to any of FRANKLIN'S processes, businesses, customers, trade secrets, apparatus, products, software, packages, programs or trends in research, or to any of the inventions, discoveries, writings, programs, and improvements covered hereby, and agrees to maintain this information in confidence until such time that such information has become widely known to the public or described in an issued patent or in a printed publication of wide circulation. Upon termination of the employment, EMPLOYEE agrees to turn over to FRANKLIN all notes, memoranda, notebooks, drawings, records, customer lists, telephone files (including Rolodex and business card files) and correspondence in connection with anything done by him or her relating to his or her employment, for the reason that all confidential information contained therein is at all times the sole property of FRANKLIN. Following the termination of his or her employment with FRANKLIN, EMPLOYEE agrees not to solicit any employees or consultants of Franklin at any time.

5. EMPLOYEE understands and agrees that the continuance of EMPLOYEE in the service of FRANKLIN for a definite period is not made obligatory upon either party or a condition of this Agreement.

6. EMPLOYEE agrees that this Agreement shall be binding upon his or her heirs, executors, administrators or other legal representative or assigns.

7. EMPLOYEE represents and warrants that he or she has no agreements with or obligations to others in conflict with the foregoing.

8. EMPLOYEE agrees that any portion of this Agreement held to be unenforceable shall be severed from this Agreement and shall not adversely affect any other portion of this Agreement.

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have executed this Agreement on the date set forth below.

                                          EMPLOYEE

Dated:                                                       (SEAL)
       ----------               -----------------------------

                                -----------------------------
                                        (Print Name)

                                FRANKLIN ELECTRONIC PUBLISHERS, INC.


Dated:                          BY:
       ----------                  --------------------------
                                       Vice President
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                                    EXHIBIT D

                             Noncompetition Covenant


      You agree that, to the extent permitted by law, you will not, during the term of your employment with Franklin and for a period of one (1) year thereafter (the "Noncompete Period"), directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or be an officer, director or employee of, or a consultant to, or be connected in any manner with, any business, firm, or corporation, in any town, city, county or state of the United States of America or of any country in the world, which at the time or at any time during the Noncompete Period manufactures, sells, leases or distributes products competitive with any products of Franklin or any of its subsidiaries, including any products in the research and development stage at Franklin on the date of the termination of such employment, provided, however, that nothing herein shall restrict you from employment with a conglomerate that has a division that manufactures, sells, leases, or distributes products competitive with any such products of Franklin or any of its subsidiaries so long as you are not involved in any way with the business affairs of such a division. For purposes of illustration, currently such businesses, firms, or corporations would include the Palm Computing division of 3Com (with respect to REX products); Casio, Sharp, and Royal Business Products, with respect to hand-held organizers; end Seiko, Hexaglot, and Lexibook (with respect to hand-held reference products).

      The provisions hereof shall not apply to your investments in shares of stock traded on a national securities exchange or on the national over-the-counter market which shall constitute less than five percent (5%) of the outstanding shares of such stock.